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                                                                     EXHIBIT 11



CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective
Amendment No. 2 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 333-19175) of our report dated February 9, 1998 of our audit of the financial statements and financial highlights of Warburg, Pincus Trust II (Fixed Income Portfolio and Global Fixed Income Portfolio), which report is included in the Annual Report to Shareholders for the period ended December 31, 1997. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectuses and under the caption "Independent Accountants and Counsel" in the Statement of Additional Information.



/s/Coopers & Lybrand L.L.P.
---------------------------
Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 1, 1998